Exhibit 23.1

The Board of Directors

August Technology Corporation

We consent to the inclusion of our audit report of DMSVision Division, a division of Inspex Inc., dated July 30, 2004 with respect to the current report (Form 8K/A2) of August Technology Corporation, filed with the Securities and Exchange Commission.

/s/ WithumSmith + Brown, P.C.
Livingston, New Jersey
October 4, 2004